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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No.___)


                                  S2 Golf Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                  784850 30 7
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                                 (CUSIP Number)


                               December 29, 2000
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

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CUSIP NO.  784850 30 7                                 PAGE   1   OF   4
         ---------------------

  (1)     NAMES OF REPORTING PERSONS

                  Brian Christopher

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]
                                                                    (b)   [ ]

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Zealand
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                       (5)     SOLE VOTING POWER

  NUMBER OF                    225,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       -0-
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               225,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   225,000
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                          [ ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    7.0%*
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 (12)     TYPE OF REPORTING PERSON*

                                    IN
          ---------------------------------------------------------------------


   ---------------

    * Based on 2,221,053 shares outstanding as of September 29, 2000 plus 1,000,000 shares issued on December 29, 2000 in connection with the Merger described in Item 4(b) below.
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CUSIP No. 784850 30 7                                          Page 2 of 4


Item 1.           (a)      Name of Issuer:

                                    S2 Golf Inc.


Item 1.           (b)      Address of Issuer's Principal Executive Offices:

                                    18 Gloria Lane
                                    Fairfield, New Jersey  07004


Item 2.           (a)      Name of Person Filing:

                                    Brian Christopher


Item 2.           (b)      Address of Principal Business Office or if None,
                           Residence:

                                    6202 Emmons Lane
                                    Tampa, Florida  33642


Item 2.           (c)      Citizenship:

                                    New Zealand


Item 2.           (d)      Title of Class of Securities:

                                    Common Stock


Item 2.           (e)      Cusip Number:

                                    784850 30 7
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CUSIP No. 784850 30 7                                          Page 3 of 4

Item 3.           Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or
                  (c), check whether the Person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.           Ownership

                  (a)      See Item 9 of the Cover Page.

                  (b) Percent of Class: 7.0%, based on the 2,221,053 outstanding shares reported on the most recently filed Form 10-Q for the quarter ending September 29, 2000 and 1,000,000 additional shares issued in connection with the merger of Ladies Golf Equipment Company, Inc. into S2 Golf Acquisition Corp., a wholly-owned subsidiary of the Issuer.

                  (c)      See Items 5, 6, 7 and 8 of the Cover Page.

Item 5.           Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


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CUSIP No. 784850 30 7                                          Page 4 of 4


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                           None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                           Not Applicable

Item 9.           Notice of Dissolution of Group:

                           Not Applicable

Item. 10.         Certification (see Rule 13d-1(b) and (c)):

                           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated: January 8, 2001


                                           /s/ Brian Christopher
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                                           Signature


                                           Brian Christopher
                                           -------------------------------------
                                           Name/Title